Dear Fellow Members of Lakeside Mortgage Fund, LLC:

	The Committee to Protect Lakeside Mortgage Fund (the
?Committee?) believes it is in the best interest of Lakeside
Mortgage Fund, LLC (?Fund?) to remove the Fund?s current manager, Lakeside Financial Group, Inc. (?Current Manager?) and replace them with Sovereign Captial Management, Inc., a California corporation (?Sovereign Capital?).

	The Committee is comprised of Willard McCune and Sovereign Captial which is wholly owned by Todd A. Mikles. Willard McCune is a current investor in the Fund deeply concerned about his investment. Sovereign Capital is a highly qualified and experienced private equity company with many years of experience in equity preservation, recapitalization, real estate finance, development, syndication, lending, and property management. Additionally, Sovereign Capital has proven itself a stalwart investor advocate and partner, bringing to bear its entire team including in-house legal, foreclosure and loan workout specialists, forensic accounting, property analysts, and due diligence department.

        Sovereign Captial was contacted by existing members of the Fund and their financial representatives who expressed concern over the Fund?s status and general lack of information. In response to these concerns, we formed the Committee.

       THE COMMITTEE INTENDS TO SOLICIT THE CONSENT OF THE FUND?S
MEMBERS TO REPLACE THE CURRENT MANAGER, LAKESIDE FINANCIAL
GROUP, INC. WITH SOVEREIGN CAPTIAL MANAGEMENT, INC. OR ITS
AFFILIATE AS THE NEW MANAGER OF THE FUND.

        The Committee to Protect Lakeside Mortgage Fund intends to make a preliminary filing with the Securities and Exchange Commission of a consent solicitation statement and accompanying consent card to be used to solicit consents from the Fund?s members in support of the removal and replacement of the current manager, Lakeside Financial Group, Inc., with Sovereign Capital Management, Inc. or its affiliate, as the new manager of the Fund.

        It is the Committee?s opinion, based on its review of documents on file with the Securities Exchange Commission (?SEC?), as well as information gathered from various sources, the Current Manager has mismanaged the Fund, managed it for its own interest, mislead investors, failed to provide required information in a timely manner, and generally failed to provide competent management or direction. The end result being the Fund is on the brink of financial ruin.

       Consider the Following:

*	In May of 2009, three of the Current Manager?s officers,
directors, and owners, Gary T. Armitage, Jeffery A. Guidi and James Stanley Koenig were arrested and charged with Securities Fraud, Grand Theft by Embezzlement and Residential Burglary in a felony complaint filed on behalf of the People of the State of California by the Attorney General of California.

*	The declaration in support of the arrest warrant alleges
that evidence seized from Asset Real Estate & Investment
(?AREI?) and the Department of Justice investigation revealed that Gary T. Armitage, Jeffery A. Guidi and James Stanley
Koenig operated a vast Ponzi scheme which defrauded investors out of approximately $200,000,000.

*	The Current Manager?s President, Paula M. Lewis held the
title of President of AREI from 2001 until resigning in 2005 and in fact Ms. Lewis claims she held this position in the Fund?s filings with the Securities and Exchange Commission (?SEC?).

*	The Fund is required to report both quarterly and annually
to the SEC and last filed in November of 2008.

*	The Fund will be delisted if proper actions are not taken
immediately.

*	The Current Manager?s Chief Financial Officer resigned in
June of 2008 and no replacement has been named.

*	The Fund lost its surety bond and its lending license and
is no longer qualified to make new loans or bring in new capital.

*	The Fund is no longer responsive to redemption requests and
has ceased making distributions.
THE INVESTORS HAVE A SAY IN WHAT HAPPENS NEXT
        How much confidence do you have in the Current Manager when their principals and/or officers stand accused of Securities
Fraud, Grand Theft by Embezzlement and Residential Burglary?
How can you trust the Current Manager when the have not reported to the SEC since November of 2008 and even now, fail to provide current and meaningful financial information to investors?
        The Fund has been left without direction and unable to fend for itself through the absence of competent management at a critical time in its lifecycle. In fact, it is the Committee?s opinion that the Current Manager has failed to take appropriate steps to mitigate losses, stabilize the Fund or provide any course of action whatsoever.
        On July 2nd, 2010 the Committee requested access to the Fund?s books and records in an effort to determine the current health of the Fund. To date, the Committee?s efforts have been rebuffed, leaving us no alternative but to seek court intervention to enforce the operating agreement and compliance with California law.

        Now, more than ever, the Fund needs a well resourced and competent management team whose objective is achieving the Funds stated purpose coupled with a definitive plan capable of achieving that objective. The investors need to protect what remains of their investment by firing Lakeside Financial Group, Inc. and appointing Sovereign Captial Management, Inc. in its place.

        In accordance with the Fund?s Restated Limited Liability Company Operating Agreement, members of the Fund representing a majority of the record membership units may cause the removal of the manager and appointment of a new manager by their consent. This may be your one and only opportunity to send a message and protect your investment.

SOVEREIGN CAPITAL?S PLAN

        As the new manager of the Fund, Sovereign Capital will perform an asset-by-asset analysis of the Fund?s holdings including: real estate owned site visits, market analysis, and forensic accounting to determine the best course of action as to each asset in the Fund?s portfolio in order to preserve equity and achieve the Fund?s stated purpose of providing a return on invested equity and growth.

        It is Sovereign Capital?s intent to continue operating the Fund in accordance with its Restated Limited Liability Company Operating Agreement and for the benefit of its investors. Given our experience in commercial and residential real estate and in conducting workouts of distressed assets, we are confident in our ability to stabilize the Fund?s assets and maximize their value for the benefit of the Fund?s members.

        We recognize that when you invested in the Fund, it was not your intention to make an investment in a portfolio of real property or distressed mortgage assets. However, under the direction of the Current Manager, that is precisely where the Fund finds itself today, with the majority of its holdings consisting of undeveloped or partially developed real estate and non-performing loans.

        The Committee to Protect Lakeside Mortgage Fund, LLC will soon file with the Securities and Exchange Commission a definitive consent solicitation statement and accompanying consent card to be used to solicit (a) consent from the Fund?s members in support of the removal of the current manager, Lakeside Financial Group, Inc., and (b) replacement of the current manager with Sovereign Capital Management, Inc.

        Your participation in one of the upcoming conference calls hosted by the Committee are both welcome and imperative and will provide you a forum to discuss Lakeside Mortgage Fund?s future as well as the health of your investment.
Thank you for your support.
Sincerely,


The Committee to Protect Lakeside Mortgage Fund, LLC
(800) 861-5006
1501 5th Avenue, Suite 100
San Diego, CA 92101


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